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                                   EXHIBIT 99

                                 POWERTECH, INC.

                            1999 STOCK INCENTIVE PLAN

     1. PURPOSE. The purpose of this Powertech, Inc. 1999 Stock Incentive Plan (the "Plan") is to further the long term stability and financial success of Powertech, Inc. (the "Company") by attracting and retaining key employees through the use of stock incentives. It is believed that ownership of common stock of the Company will stimulate the efforts of those employees upon whose judgment and interest the Company will be largely dependent for the successful conduct of its business. It is also believed that Restricted Stock Awards to such employees under this Plan will strengthen their desire to remain with and provide services to the Company and will further the identification of their interests with those of the Company's shareholders.

     2. DEFINITIONS. As used in the Plan, the following terms have the meanings indicated:

          (a) "Applicable Withholding Taxes" means the aggregate amount of federal, provincial, state and local income and payroll taxes that the Company is required to withhold in connection with the award of Restricted Stock.

          (b) "Board" means the board of directors of Poweretech, Inc.

          (c) "Code" means the Internal Revenue Code of 1986, as amended.

          (d) "Committee" means the committee appointed by the Board as described under Section 11.

          (e) "Company" means Powertech, Inc., a Nevada corporation.



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          (f) "Company Stock" means common stock, $0.001 par value, of the
     Company. If the par value of the Company Stock is changed, or in the event of a change in the capital structure of the Company (as provided in Section
     10), the shares resulting from such a change shall be deemed to be Company Stock within the meaning of the Plan.

          (g) "Date of Grant" means the date on which an award of Restricted Stock is granted by the Committee.

          (h) "Disability" or "Disabled" means the inability of a Participant to perform his normal duties with the Company or any similar duties due to a condition that is expected to last indefinitely. The Committee shall determine whether a Disability exists and such determination shall be conclusive.

          (i) "Fair Market Value" means, if the Company Stock is not publicly traded, the fair market value of a share of Company Stock as determined in good faith by the Committee. At any time when the Company Stock is publicly traded, the Fair Market Value of a share of Company Stock shall be the average, for any ten consecutive trading days within 30 days prior to the applicable determination date, of the daily average of the high and low trading prices or the bid and asked prices or, if high and low trading prices or bid and asked prices are not available, the last sales price, as the case may be, for a share of Company Stock on the principal securities exchange on which the Company Stock is then listed or, if the Company Stock is not so listed, on the National Association of Securities Dealers Automated Quotation System or, if not so quoted, on the principal other market on which the Company Stock is then traded.



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          (j) "Parent" means, with respect to any corporation, a parent corporation of that corporation.

          (k) "Participant" means any person who receives a Restricted Stock Award under the Plan.

          (l) "Restricted Stock" means Company Stock awarded upon the terms and subject to the restrictions set forth in Section 6.

          (m) "Restricted Stock Award" means an award of Restricted Stock granted under the Plan.

          (n) "Subsidiary" means, with respect to any corporation, a subsidiary of that corporation or any subsidiary of a Parent of that corporation.

     3. GENERAL. Restricted Stock Awards may be granted under the Plan.

     4. STOCK. Subject to Section 10 of the Plan, there shall be reserved for issuance under the Plan an aggregate number of shares of Company Stock equal to 10% of the total common stock of the Company, which shall be authorized, but unissued shares. Shares granted under the Plan that are forfeited because of a restriction may again be subjected to a Restricted Stock Award under the Plan. For purposes of determining the number of shares that are available for Restricted Stock Awards under the Plan, such number shall include the number of shares surrendered by a Participant or retained by the Company in payment of Applicable Withholding Taxes.

     5. ELIGIBILITY.

     (a) All present and future employees of the Company (or any Subsidiary of the Company, whether now existing or hereafter created or acquired) whom the Committee determines to be key employees shall be eligible to receive Restricted Stock Awards under the



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Plan. The Committee shall have the power and complete discretion, as provided in
Section 11, to select persons to receive Restricted Stock Awards and to determine for each Participant the terms and conditions, the nature of the award and the number of shares to be allocated to each Participant as part of each Restricted Stock Award.

     (b) The grant of a Restricted Stock Award shall not obligate the Company or any Parent or Subsidiary of the Company to pay a Participant any particular amount of remuneration, to continue the employment of the Participant after the grant or to make further grants to the Participant at any time thereafter.

     6. RESTRICTED STOCK AWARDS.

     (a) Whenever the Committee deems it appropriate to grant a Restricted Stock Award, notice shall be given to the Participant stating the number of shares of Restricted Stock for which the Restricted Stock Award is granted and the terms and conditions to which the Restricted Stock Award is subject. This notice, when accepted in writing by the Participant, shall become an award agreement between the Company and the Participant, and certificates representing the shares shall be issued and delivered to the Company's agent. A Restricted Stock Award may be made by the Committee in its discretion without cash consideration.

     (b) Restricted Stock issued pursuant to the Plan shall be subject to the following restrictions:

          (i) Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered or disposed of until the restrictions on such shares shall have lapsed or shall have been removed pursuant to paragraph (d) or (e) below.



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          (ii) If a Participant ceases to be employed by the Company or a Parent or Subsidiary of the Company, the Participant shall forfeit to the Company any shares of Restricted Stock, the restrictions on which shall not have lapsed or shall not have been removed pursuant to paragraph (d) or (e) below, on the date such Participant shall cease to be so employed.

     (c) Upon the acceptance by a Participant of a Restricted Stock Award, such Participant shall, subject to the restrictions set forth in paragraph (b) above, have all the rights of a shareholder with respect to the shares of Restricted Stock subject to such Restricted Stock Award, including, but not limited to, the right to vote such shares of Restricted Stock and the right to receive all dividends and other distributions paid thereon. Certificates representing Restricted Stock shall bear a legend referring to the restrictions set forth in the Plan and the Participant's award agreement, and shall be held by the Company's agent until such restrictions lapse.

     (d) The Committee shall establish as to each Restricted Stock Award the terms and conditions upon which the restrictions set forth in paragraph (b) above and any restrictions in the Restricted Stock Award shall lapse. Such terms and conditions may include, without limitation, the lapsing of such restrictions as a result of the Disability, death or retirement of the Participant.

     (e) Notwithstanding the forfeiture provisions of paragraph (b)(ii) above, the Committee may at any time, in its sole discretion, accelerate the time at which any or all restrictions will lapse or remove any or all such restrictions.

     (f) If withholding taxes apply, each Participant shall agree at the time his Restricted Stock Award is granted, and as a condition thereof, to pay to the Company, or make arrangements satisfactory to the Company regarding the payment to the Company of, the



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aggregate amount of Applicable Withholding Taxes with respect to the shares of
Restricted Stock subject to the Restricted Stock Award. Until such amount has been paid or arrangements satisfactory to the Company have been made, no stock certificate free of a legend reflecting the restrictions shall be issued to such Participant.

     7. NONTRANSFERABILITY OF RESTRICTED STOCK AWARDS. Restricted Stock Awards, by their terms, shall not be transferable except by will or by the laws of descent and distribution and Restricted Stock shall be transferable, during the Participant's lifetime, only to the Participant or to his guardian, duly authorized attorney-in-fact or other legal representative.

     8. EFFECTIVE DATE OF THE PLAN. The Plan shall be effective on December 10, 1999. Until the requirements of any applicable Federal or state securities laws have been met, no Restricted Stock shall be awarded.

     9. TERMINATION, MODIFICATION, CHANGE. If not sooner terminated by the Board, this Plan shall terminate at the close of business on the tenth anniversary of the Plan's effective date. No Restricted Stock Awards shall be made under the Plan after its termination. The Board may terminate the Plan or may amend the Plan in such respects as it shall deem advisable. A termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect a Participant's rights under a Restrictive Stock Award previously granted to him.

     10. CHANGE IN CAPITAL STOCK STRUCTURE.

     (a) In the event of a stock dividend, stock split or combination of shares, recapitalization or merger in which the Company is the surviving corporation or other change in the Company's capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the number and kind of shares of stock or securities of the



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Company to be subject to the Plan and then outstanding or to be granted thereunder, the maximum number of shares or securities which may be delivered under the Plan, and other relevant provisions shall be appropriately adjusted by the Committee, whose determination shall be binding on all persons. If the adjustment would produce fractional shares, the Committee may adjust appropriately the number of shares so as to eliminate the fractional shares.

     (b) If the Company is a party to a consolidation or a merger in which the Company is not the surviving corporation, a transaction that results in the acquisition of substantially all of the Company's outstanding stock by a single person or entity, or a sale or transfer of substantially all of the Company's assets, the Committee may take such actions with respect to outstanding Restricted Stock Awards as the Committee deems appropriate.

     (c) Notwithstanding anything in the Plan to the contrary, the Committee may take the foregoing actions without the consent of any Participant, and the Committee's determination shall be conclusive and binding on all persons for all purposes.

     11. ADMINISTRATION OF THE PLAN. The Plan shall be administered by a Committee consisting of not less than two members of the Board, who are appointed by the Board. The Committee shall have general authority to impose any limitation or condition upon a Restricted Stock Award the Committee deems appropriate to achieve the objectives of the Restricted Stock Award and the Plan and, without limitation and in addition to powers set forth elsewhere in the Plan, shall have the following specific authority:

          (a) The Committee shall have the power and complete discretion to determine (i) which Participants shall receive Restricted Stock Awards and the nature of each Restricted Stock Award, (ii) the number of shares of Company Stock to be covered by each Restricted Stock Award, (iii) the Fair Market Value of Company Stock unless, as



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     provided in Section 2(i), the Company stock is publicly traded, (iv) the time or times when a Restricted Stock Award shall be granted, (v) whether a Restricted Stock Award shall become vested over a period of time and when it shall be fully vested, (vi) whether a Disability exists, (vii) conditions relating to the length of time before disposition of Company Stock received under the Plan, (viii) whether to approve a Participant's election to deliver shares of already owned Company Stock to satisfy Applicable Withholding Taxes, (ix) the terms and conditions applicable to Restricted Stock Awards, (x) the terms and conditions on which restrictions upon Restricted Stock shall lapse, (xi) whether to accelerate the time at which any or all restrictions with respect to Restricted Stock will lapse or be removed, (xii) notice provisions relating to the sale of Company Stock acquired under the Plan, and (xiii) any additional requirements relating to Restricted Stock Awards that the Committee deems appropriate. The Committee shall have the power to amend the terms of previously granted Restricted Stock Awards so long as the terms as amended are consistent with the terms of the Plan and provided that the consent of the Participant is obtained with respect to any amendment that would be detrimental to him.

          (b) The Committee may adopt rules and regulations for carrying out the Plan. The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

          (c) A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present.


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     Any action may be taken by a written instrument signed by all of the members, and any action so taken shall be fully effective as if it had been taken at a meeting.

          (d) The Board from time to time may appoint members previously appointed and may fill vacancies, however caused, in the Committee.

     12. NOTICE. All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows (a) if to the Company - at its principal business address to the attention of the Treasurer; (b) if to any Participant - at the last address of the Participant known to the sender at the time the notice or other communication is sent.

     13. INTERPRETATION. The terms of this Plan shall be governed by the laws of the State of Nevada.

     IN WITNESS WHEREOF, the Company has caused this Plan to be executed this 10th day of December, 1999.



                                         POWERTECH, INC.


                                         By /s/ Randy Voldeng
                                            -----------------------------------
                                            President and C.E.O.



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